UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 16, 2015

Electro Rent Corporation
(Exact Name of Registrant as Specified in Charter)

California	0-9061	95-2412961
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6060 Sepulveda Boulevard, Van Nuys, CA	91411-2501
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 787-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 16, 2015, Craig Jones, our Chief Financial Officer, submitted his resignation to our Board of Directors. Mr. Jones plans to retire, following a 26-year career with Electro Rent Corporation. The resignation will be effective on August 31, 2015. Mr. Jones will continue to serve as our Chief Financial Officer until that date, during which time we expect to complete our year-end audit and file our Annual Report on Form 10-K.

In recognition of Mr. Jones’ service to our company, our Board of Directors determined at its meeting on July 16, 2015 that, notwithstanding Mr. Jones’ voluntary resignation, the company will pay Mr. Jones the severance benefits specified in his employment agreement in accordance with the terms and conditions of that agreement. The severance benefits include: a payment in the amount of Mr. Jones’ annual base salary of $251,825, which will be paid in one lump sum on the 60th day after Mr. Jones’ resignation is effective; a share of the current year bonus pool payable in a lump sum when we pay our other bonuses, which share will be calculated as (a) the total amount of the current year executive bonus pool, times (b) the percentage of last year’s total executive bonus pool that Mr. Jones received, times (c) the percentage of the current year that elapsed at the time the resignation is effective; and reimbursement for COBRA coverage for COBRA payments made by Mr. Jones during the 12 month period after the effective date of Mr. Jones’ resignation.

On the effectiveness of Mr. Jones’ resignation, Allen Sciarillo, age 50, will assume the roles of Acting Chief Financial Officer, principal accounting officer and principal financial officer. Mr. Sciarillo has served as our VP Finance since February 12, 2015 and our Controller since he joined our company in 2006. Prior to joining Electro Rent Corporation, Mr. Sciarillo served as Chief Financial Officer of Dial Thru International Corporation, InterPacket Networks and RSL COM USA. Mr. Sciarillo began his career in public accounting with Deloitte & Touche. Mr. Sciarillo earned his B.S. in Accounting from California State University, Northridge and is a Certified Public Accountant.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press release dated July 20, 2015.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Electro Rent Corporation

Date: July 21, 2015	By:	/s/ Daniel Greenberg
Daniel Greenberg
Chief Executive Officer